Filed pursuant to Rule 424(b)(5) Registration No. 333-109139

Prospectus Supplement
(To prospectus dated October 9, 2003)

3,300,000 Shares of Common Stock

_________________

        We are offering 1,800,000 shares of our common stock, and the selling shareholder is offering 1,500,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares by the selling shareholder.

        Our common stock is listed on the Nasdaq National Market under the symbol “VIVO.” On September 15, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $17.70 per share.

        An investment in our common stock involves risks. See Risk Factors beginning on page S-3.

	Per Share	Total
Public offering price	$17.500	$57,750,000
Underwriting discount	$0.875	$2,887,500
Proceeds, before expenses, to us	$16.625	$29,925,000
Proceeds, before expenses, to the selling shareholder	$16.625	$24,937,500

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

        Delivery of the shares of common stock will be made on or about September 21, 2005.

_________________

Robert W. Baird & Co.

September 16, 2005

TABLE OF CONTENTS

Prospectus Supplement

Page

ABOUT THIS PROSPECTUS SUPPLEMENT	S-3
RISK FACTORS	S-3
OUR COMPANY	S-7
THE OFFERING	S-11
USE OF PROCEEDS	S-11
SELLING SHAREHOLDER	S-11
UNDERWRITING	S-13
LEGAL MATTERS	S-15

Prospectus

Page

ABOUT THIS PROSPECTUS	2
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	3
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	4
MERIDIAN BIOSCIENCE, INC	5
USE OF PROCEEDS	6
RATIO OF EARNINGS TO FIXED CHARGES	6
DESCRIPTION OF THE SECURITIES WE MAY OFFER	6
DESCRIPTION OF DEBT SECURITIES	8
DESCRIPTION OF COMMON STOCK	14
DESCRIPTION OF PREFERRED STOCK	15
DESCRIPTION OF WARRANTS	17
DESCRIPTION OF DEPOSITARY SHARES	19
DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS	22
PLAN OF DISTRIBUTION	24
LEGAL MATTERS	25
EXPERTS	25

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in the accompanying prospectus. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

        You should rely only on the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdictions where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless we otherwise indicate or unless the context requires otherwise, all references in this prospectus supplement to “we,” “our,” “us” or similar references mean Meridian Bioscience, Inc.

        In August 2005, our board of directors declared a 3-for-2 stock split of our common stock effective September 2, 2005 for shareholders of record on August 29, 2005. All share and per share data presented in this prospectus supplement give effect to the 3-for-2 stock split.

RISK FACTORS

        Investing in our common stock involves risk. You should consider carefully each of the following risks and all of the other information in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference before investing in our common stock. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be adversely affected.

Risks Related to Our Business

We may be unable to develop new products and services or acquire products and services on favorable terms.

        The medical diagnostic and life science industries are characterized by ongoing technological developments and changing customer requirements. As a result, our results of operations and continued growth depend, in part, on our ability in a timely manner to develop or acquire rights to, and successfully introduce into the marketplace, enhancements of existing products and services or new products and services that incorporate technological advances, meet customer requirements and respond to products developed by our competition. We cannot provide any assurance that we will be successful in developing or acquiring such rights to products and services on a timely basis or that such products and services will adequately address the changing needs of the marketplace, which could adversely affect our results of operations.

We are subject to comprehensive regulation, and our ability to earn profits may be restricted by these regulations.

        We operate in a highly regulated industry. We cannot provide any assurance that we will be able to obtain necessary governmental clearances or approvals or timely clearances or approvals to market future products in the United States and other countries. Costs and difficulties in complying with laws and regulations administered by the U.S. Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.

        Third party payors for medical products and services, including state and federal governments, are increasingly concerned about escalating health care costs and can indirectly affect the pricing or the relative attractiveness of our products by regulating the maximum amount of reimbursement they will provide for diagnostic testing services. If reimbursement amounts for diagnostic testing services are decreased in the future, such decreases may reduce the amount that will be reimbursed to hospitals or physicians for such services and consequently could reduce the price we can charge for our products.

        In recent years, the United States government has been examining the nation’s health care system from numerous standpoints, including the cost of and access to health care and health insurance. Proposals impacting the health care system are constantly under consideration and could be adopted at any time. It is unclear what effect the enactment of such proposals would have on us. Potential changes in health care policy in other countries in which our products are marketed, and the effects of such changes on our products and operations, are likewise unclear at this time.

We may be unable to integrate successfully operations or to achieve expected cost savings from acquisitions we make.

        One of our main growth strategies is the acquisition of companies and product lines. Although additional acquisitions of companies and product lines may enhance the opportunity to increase net earnings over time, such acquisitions could result in greater administrative burdens, increased exposure to the uncertainties inherent in marketing new products, financial risks of additional operating costs and additional interest costs. The principal benefits expected to result from any acquisitions we make will not be achieved fully unless we are able to successfully integrate the operations of the acquired entities with our operations. We cannot provide any assurance that we will be able to complete additional acquisitions on terms we consider favorable or that, if completed, additional acquisitions will be successful and the acquired businesses successfully integrated into our operations.

Our quarterly results may fluctuate due to seasonal factors and sporadic outbreaks.

        Our principal business is the sale of a broad range of diagnostic test kits for common respiratory, gastrointestinal, viral and parasitic infectious diseases. Certain infectious diseases may be seasonal in nature while others may be associated with sporadic outbreaks, such as food-borne illnesses. While we believe that the breadth of our diagnostic product line reduces the risk that infections subject to seasonality and sporadic outbreaks cause variability in diagnostic revenues, we can make no assurance that revenues will not be negatively impacted period over period by such factors.

We are dependent on international sales, and our financial results may be adversely impacted by foreign currency, regulatory or other developments affecting international markets.

        We sell products and services into approximately 60 countries. Thirty-one percent of our net sales for fiscal 2004 and 33% of our net sales for the nine months ended June 30, 2005 were attributable to international markets. Approximately 60% of our international sales have been made in Euros, with the remaining 40% made in U.S. dollars. We are subject to the risks associated with fluctuations in the U.S. dollar-Euro exchange rate. We are also subject to other risks associated with international operations, including tariff regulations, requirements for export licenses, and governmental requirements with respect to the importation and distribution of medical devices, all of which may vary by country.

Changing diagnostic market conditions could adversely impact our financial results.

        Changes in the healthcare delivery system have resulted in major consolidation among reference laboratories and in the formation of multi-hospital alliances, reducing the number of institutional customers for diagnostic test products. Due to such consolidation, we may not be able to enter into and/or sustain contractual or other marketing or distribution arrangements on a satisfactory commercial basis with institutional customers, which could adversely affect our results of operations.

Intense competition could adversely affect our profitability.

        The market for our products and services is characterized by substantial competition and rapid change. Hundreds of companies in the United States supply immunodiagnostic tests and purified reagents. These companies range from multinational healthcare entities, for which immunodiagnostics is one line of business, to small start-up companies. Many of our competitors have significantly greater financial, technical, manufacturing and marketing resources than we do. We cannot provide any assurance that our products and services will be able to compete successfully with the products and services of our competitors.

We rely upon key distributors in our diagnostic operating segments, and if we are not able to retain these key distributors, our revenues could be negatively affected.

        Our sales through two distributors were approximately $20.2 million, or approximately 25% of total sales, in fiscal 2004, and approximately $17.8 million, or approximately 26% of total sales for the first nine months of fiscal 2005. These parties distribute our products and other laboratory products to end-user customers. The loss of either of these distributors could negatively impact our sales and results of operations.

Our Life Science operating segment has a significant revenue concentration with one customer, and if we are not able to retain this customer, our revenues could be negatively affected.

        Our Life Science operating segment’s sales to one customer were 34% of the Life Science operating segment’s total sales for fiscal 2004, or 7% of our overall total sales, a substantial portion of which is under exclusive supply agreements that expire in fiscal 2007. Although we have a long-standing relationship with this customer, we cannot provide any assurance that we will be able to renew these supply agreements, which could adversely affect our sales and results of operations.

We may be unable to protect or obtain proprietary rights that we utilize or intend to utilize.

        In developing and manufacturing our products, we employ a variety of proprietary and patented technologies. In addition, we have licensed, and we expect to continue to license, various complementary technologies and methods from academic institutions and public and private companies. We cannot provide any assurance that the technologies that we own or license provide protection from competitive threats or from challenges to our intellectual property. In addition, we cannot provide any assurances that we will be successful in obtaining licenses or proprietary or patented technologies in the future.

Our bank credit agreement imposes restrictions with respect to our operations.

        Our bank credit agreement contains a number of financial covenants that require us to meet certain financial ratios and tests. If we fail to comply with the obligations in the credit agreement, we would be in default under the credit agreement. If an event of default is not cured or waived, it could result in acceleration of the indebtedness under our credit agreement and under other instruments that contain cross-acceleration or cross-default provisions, any of which could have a material adverse effect on our business.

Risks Related to Our Common Stock

Our officers, directors and existing shareholders exercise substantial control over our affairs.

        After giving effect to the shares sold pursuant to this Prospectus Supplement, our officers, directors, principal shareholders and their affiliates will beneficially own approximately 22.3% of our outstanding common stock, all of which shares are eligible for sale under Rule 144 promulgated under the Securities Act of 1933. As a result, these shareholders, if they were to act in concert, would have the ability to influence significantly most matters requiring approval by our shareholders, including the election of a majority of the directors. In addition, our board of directors has the authority to issue up to 1,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions, including voting rights, of such shares without any future vote or action by the shareholders. The voting power of these principal shareholders, officers and directors or the issuance of preferred stock under certain circumstances could have the effect of delaying or preventing a change in control of our company. Ohio corporation law contains provisions that may discourage takeover bids for our company that have not been negotiated with the board of directors. Such provisions could limit the price that investors might be willing to pay in the future for shares of the common stock. In addition, sales of substantial amounts of such shares in the public market could adversely affect the market price of the common stock and our ability to raise additional capital at a price favorable to us. See “Description of Common Stock” in the accompanying prospectus

The price of our common stock may fluctuate significantly, which may make it difficult for you to resell our common stock when you want or at a price you find attractive.

        The price of our common stock as listed on the Nasdaq National Market may fluctuate significantly. Since January 1, 2003, our common stock has traded at prices ranging between $5.11 and $20.65. We expect that the market price of our common stock will continue to fluctuate. Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	actual or anticipated variations in our quarterly operating results;

•	actual or anticipated changes in the dividends we pay on our common stock;

•	recommendations by securities analysts;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns and other issues in our industry; and

•	geopolitical conditions such as acts or threats of terrorism or military conflicts.

OUR COMPANY

Overview

        We are a fully-integrated life science company. Our principal businesses are the development, manufacture, sale and distribution of diagnostic test kits, primarily for certain respiratory, gastrointestinal, viral and parasitic infectious diseases; the manufacture and distribution of bulk antigens and reagents used by researchers and other diagnostic manufacturers; and the contract manufacture of proteins and other biologicals for use by biopharmaceutical and biotechnology companies engaged in research for new drugs and vaccines.

Our Segments

        Our reportable operating segments are US Diagnostics, European Diagnostics, and Life Science. While the scientific foundation of these three segments is essentially the same, we believe that the market dynamics, competitive trends, regulatory requirements and sales and marketing approach vary substantially among these segments. Our US Diagnostics operating segment consists of research and development and manufacturing operations in Cincinnati, Ohio, and the sale and distribution of diagnostic test kits in the United States and countries outside of Europe, Africa and the Middle East. Our European Diagnostics operating segment consists of the sale and distribution of diagnostic test kits in Europe, Africa and the Middle East. Our Life Science operating segment consists of contract research and development services, contract manufacturing services, and manufacturing, sale and distribution of bulk antigens, antibodies and bioresearch reagents domestically and abroad.

        Our primary source of revenues is sales of our core diagnostic products, which represented 80% of total sales in fiscal 2004 and 79% of total sales in the first nine months of fiscal 2005. Our diagnostic products provide accuracy, simplicity and speed, enable early diagnosis and treatment of common, acute medical conditions, and provide for better patient outcomes at reduced costs. We target diagnostics for disease states that are acute conditions where rapid diagnosis impacts patient outcomes, have favorable demographic and disease profiles, are underserved by current diagnostic products and have difficult sample handling requirements. This approach has allowed us to establish significant market shares in our target disease states.

US Diagnostics Operating Segment

        General. Our US Diagnostics operating segment’s business focuses on the development, manufacture, sale and distribution of diagnostic test kits, primarily for certain respiratory, gastrointestinal, viral and parasitic infectious diseases. In addition to diagnostic test kits, products also include transport media that store and preserve specimen samples from patient collection to laboratory testing. Revenue by operating segment was as follows for fiscal 2004 and the first nine months of fiscal 2005 (in thousands):

	Nine Months to June 30, 2005	Twelve Months to September 30, 2004
US Diagnostics	$40,035	$48,153
European Diagnostics	13,805	15,412
Life Science	14,109	16,041

Total	$67,949	$79,606

        Our diagnostic products are used principally in the detection of respiratory diseases, such as pneumonia, valley fever, flu and RSV; gastrointestinal diseases, such as stomach ulcers (H. pylori), antibiotic associated diarrhea (C. difficile) and pediatric diarrhea (Rotavirus and Adenovirus); viral diseases, such as mononucleosis, Herpes Simplex, chicken pox and shingles (Varicella-Zoster) and Cytomegalovirus (organ transplant infections); and parasitic diseases, such as Giardiasis, Cryptosporidiosis and Lyme. The primary markets and customers for these products are reference laboratories, hospitals and physicians’ offices.

        Market Trends. The global market for infectious disease tests continues to expand as new disease states are identified, new therapies become available and worldwide standards of living and access to health care improve. More importantly, within this market there is a continuing shift from conventional testing, which requires highly trained personnel and lengthy turnaround times for test results, to more technologically advanced testing that can be performed by less highly trained personnel and completed in minutes or hours. These technological advances permit accurate testing to occur outside the traditional hospital or laboratory.

        The increasing pressures to contain total health care costs have accelerated the increased use of diagnostic testing and the market shift to alternate sites. With rapid and accurate diagnoses of infectious diseases, physicians can pinpoint appropriate therapies quickly, leading to faster recovery, shorter hospital stays and less treatment expense. In addition, these pressures have led to a major consolidation among reference laboratories and the formation of multi-hospital alliances that have reduced the number of institutional customers for diagnostic products and resulted in changes in buying practices. Specifically, multi-year exclusive or primary source marketing or distribution contracts with institutional customers have become more common, replacing less formal distribution arrangements of shorter duration and involving lower product volumes.

European Diagnostics Operating Segment

        Our European Diagnostics operating segment’s business focuses on the sale and distribution of diagnostic test kits, most of which are manufactured by our US Diagnostics operating segment and others of which are manufactured by third-party vendors. Approximately 71% of third-party sales for fiscal 2004 were from products manufactured by our US Diagnostics operating segment.

        Our European Diagnostics operating segment’s sales and distribution network consists of direct sales forces in Belgium, France, Holland, and Italy, and independent distributors in other European countries, Africa and the Middle East. Our European Diagnostics operating segment maintains its distribution center in Milan, Italy. The primary markets and customers for this operating segment are hospitals and reference laboratories. Sales to customers in Italy are mainly to hospitals and laboratories that are funded by the Italian government.

        Our European Diagnostics operating segment’s functional currency is the Euro. The translation of Euros into US dollars is subject to exchange rate changes.

Life Science Operating Segment

        General. Our Life Science operating segment’s business focuses on the development, manufacture, sale and distribution of bulk antigens and reagents used by researchers and other diagnostic companies, as well as the contract research and development and contract manufacturing of proteins and other biologicals used by biopharmaceutical and biotechnology companies engaged in research for new drugs and vaccines. Our Life Science operating segment consists of our Viral Antigens, BIODESIGN and OEM Concepts subsidiaries.

        Most of the revenue for our Life Science operating segment currently comes from the manufacture, sale and distribution of bulk antigens and reagents used by researchers and other diagnostic companies. During fiscal 2004 and the first nine months of fiscal 2005, 34% and 17%, respectively, of third-party sales were to one customer, a substantial portion of which is under exclusive supply agreements that expire in fiscal 2007. We have a long-standing relationship with this customer, and although we make no assurances, we intend to renew these supply agreements in the normal course of business.

        On January 31, 2005, we acquired OEM Concepts, Inc., a large-volume producer of monoclonal antibodies that are critical components of commercial diagnostic products used in the diagnosis of infectious diseases and in the monitoring of human protein levels in metabolic disorders, pregnancy and cardiac disease. We are currently integrating the operations of OEM Concepts into our Life Science operating segment.

        Growth Strategies. Our growth strategies for the Life Science operating segment include developing new product applications from existing technologies and acquiring or licensing biologicals and technologies for development of new products.

        Contract research and development and contract manufacturing of proteins and other biologicals for biopharmaceutical and biotechnology companies engaged in research for new drugs and vaccines is an example of a significant new product application built from our existing expertise in manufacturing bulk antigens and reagents using cell culture techniques. We focus on contract manufacturing of protein materials that will be used in Phase I and II clinical trials.

        We expect that our Life Science operating segment will serve as a key platform for sourcing biologicals and technologies, by acquisition or license, for development of new products for all of our operating segments. One of our specific strategies in this area is to target biologicals that have commercial product applications across multiple markets, such as human diagnostics, veterinary diagnostics, and therapeutics. With this strategy, we expect to leverage our research and development resources as products can be developed with all three markets in mind, rather than on a market-by-market basis.

Research and Development

        Our US Diagnostics operating segment’s research and development organization has expertise in biochemistry, immunology, mycology, bacteriology, virology and parasitology. Research and development in our US Diagnostics operating segment focuses its activities on new applications for our existing technologies, improvements to existing products and development of new technologies. Research and development efforts may occur in-house or with collaborative partners. We believe that internally developed products are a key source for sustaining revenue growth.

        During fiscal 2004 and fiscal 2005, we launched rapid diagnostic tests for H. pylori (ImmunoCard STAT!® HpSA) and C. difficile (ImmunoCard® C. difficile Toxins A&B). Both products complemented our existing diagnostic tests in the Premier format, and have led to overall growth in product family sales for H. pylori and C. difficile products.

        Research and development in our Life Science operating segment focuses its activities on contract services in the protein production laboratory, developing new biomedical reagents, and working with the US Diagnostics operating segment in the development of products that have commercial application across multiple markets, such as human diagnostics, veterinary diagnostics, and therapeutics.

Government Regulations

        Our diagnostic products are regulated in the United States by the FDA as “medical devices” pursuant to the Food, Drug, and Cosmetic Act, commonly referred to as the FDCA. Under the FDCA, medical devices are classified into one of three classes, either Class I, II or III. Regulatory control increases from Class I to Class III. Most Class I devices are exempt from premarket notification or approval by the FDA; most Class II devices require Premarket Notification under section 510(k) of the FDCA; and most Class III devices require Premarket Approval based on FDA review of detailed information on product safety, effectiveness, and manufacturing controls. A 510(k) clearance will be granted if the submitted data establishes that the proposed device is “substantially equivalent” to an existing Class I or Class II medical device or to a Class III medical device for which the FDA has not required pre-market approval. The 510(k) clearance process for “substantially equivalent” devices allows product sales to be made after the filing of an application and upon acknowledgment by the FDA, typically within 90 to 120 days after submission. Additional regulatory requirements for medical devices under the FDCA include registration of manufacturing facilities and listing of products with the FDA, and compliance with FDA regulations governing product labeling and manufacturing quality systems and adverse event reporting. Medical devices that are legally marketed in the United States may be exported to other countries without FDA notification or approval.

        Each of the diagnostic products that we currently market in the United States has been cleared by the FDA pursuant to the 510(k) clearance process or is exempt from such requirements. We believe all products currently under development will be classified as Class I or II medical devices and in the case of Class II devices, will be eligible for 510(k) clearance.

        Sales of our diagnostic products in foreign countries are subject to foreign government regulation, the requirements of which may differ from those of the United States and may vary substantially from country to country. The time required to obtain approval and/or fulfill other foreign governmental requirements applicable to our products may be longer or shorter than that required for FDA approval and marketing in the United States.

        The bulk antigens and reagents, proteins, and other products produced by our Life Science operating segment are not regulated by the FDA as finished devices, drugs, or biologics, but are manufactured in accordance with FDA’s current Good Manufacturing Practices, or cGMPs, regulations and/or the FDA’s Quality System Regulation consistent with their use as components of such products. Compliance with FDA requirements governing the investigational use, approval, manufacture, and marketing of therapeutic products made from our bulk/contract ingredients will be the responsibility of the party applying for FDA approval. We may or may not be the applicant depending on agreements with particular customers or other specific circumstances.

Corporate Information

        Our principal executive offices are located at 3471 River Hills Drive, Cincinnati, Ohio, 45244, and our telephone number is (513) 271-3700. We maintain our corporate website at www.meridianbioscience.com. However, the information contained on our website is not part of this prospectus supplement.

THE OFFERING

Common stock offered by us	1,800,000 shares
Common stock offered by the selling shareholder	1,500,000 shares
Approximate number of shares of common stock outstanding after the offering	25,923,369 shares
Listing	The Nasdaq National Market
Symbol	VIVO

        The number of shares outstanding after the offering is based on our shares outstanding as of the close of business on September 14, 2005. The number of shares of common stock offered and to be outstanding after this offering does not include shares issuable upon the exercise of outstanding stock options held by our employees, executive officers and directors.

USE OF PROCEEDS

        We will use the net proceeds from the sale of the common stock offered by us for general corporate purposes, including funding potential future acquisitions. Until the net proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in other marketable securities. Although we continuously review acquisition opportunities, we have no binding commitments relating to any such acquisitions.

        We will not receive any of the proceeds from the sale of shares of our common stock under this prospectus by the selling shareholder.

SELLING SHAREHOLDER

        The following table sets forth information about the selling shareholder’s beneficial ownership of our common stock as of September 14, 2005 as provided by the selling shareholder and after the sale of the common stock offered by the selling shareholder under this prospectus supplement.

	Shares Owned Before Offering			Shares Owned After Offering
Name	No.	Percentage of Our Common Stock Outstanding	Shares Offered	No.	Percentage of Our Common Stock Outstanding
William J. Motto (1)	4,942,906	20.4%	1,500,000	3,442,906	13.2%

(1)     The William J. Motto Irrevocable Family Trust is an irrevocable trust, the beneficiaries of which include William J. Motto, our Chairman of the Board and Chief Executive Officer, and members of his family. Mr. Motto and members of his family also serve on the Trust’s advisory committee. The number of shares of common stock and the percentage of our common stock outstanding, as shown above, include all shares of our common stock beneficially owned by Mr. Motto as of September 14, 2005. The number of shares of common stock owned by the trust before and after the offering is 1,800,000 and 300,000, respectively, representing 7.5% and 1.2% of our outstanding common stock as of such date, respectively.

        We are parties to an Agreement Concerning Disability and Death with Mr. Motto. Under the agreement, in the event of Mr. Motto’s disability (as defined in the agreement), we have agreed to pay Mr. Motto, for up to 60 months, 60% of the average monthly salary and bonus paid to him by us during the previous three years. We can offset payments we make to Mr. Motto with payments made under any group or other disability policy or program that we maintain. In addition, we have agreed to pay $1,000,000 to Mr. Motto’s designated beneficiaries or estate upon Mr. Motto’s death, either during his employment or while he is receiving disability payments from us. We have further agreed to maintain health insurance coverage for Mr. Motto and his spouse for five years after the termination of Mr. Motto’s employment with us due to death or disability. Finally, under the agreement, we have granted Mr. Motto or, after his death, his estate or heirs, the right to demand three registrations for the public sale of our common stock under the Securities Act of 1933 for those shares owned by Mr. Motto during his lifetime which may not, at the time of the request, be publicly sold without such registration. We will bear all costs of these registrations except for brokerage commissions. Pursuant to a customary lock-up agreement Mr. Motto entered into in connection with this offering, Mr. Motto has agreed, among other things, not to make any demand for registration, including under the Agreement Concerning Disability and Death, or to exercise any other rights with respect to the registration of shares of our common stock for a period of 120 days after the date of this prospectus supplement without the prior written consent of Robert W. Baird & Co. Incorporated.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated September 16, 2005, we and the selling shareholders have agreed to sell to the underwriter, Robert W. Baird & Co. Incorporated, 3,300,000 shares of common stock.

        The underwriting agreement provides that the underwriter is obligated to purchase all the shares of our common stock in the offering if any are purchased.

        The underwriter proposes to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.35 per share. After the offering, the underwriter may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation to be paid to the underwriter:

	Per Share	Total
Underwriting discounts and commissions paid by us	$0.875	$1,575,000
Underwriting discounts and commissions paid by the selling shareholder	$0.875	$1,312,500

Total		$2,887,500

        Except for certain legal and administrative expenses associated with the administration of the William J. Motto Irrevocable Family Trust which will be paid directly by the Selling Shareholder, we have agreed to pay all of the expenses in connection with this offering. We estimate the expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, to be $350,000. The principal components of the offering expenses payable by us include the Securities and Exchange Commission filing fees, the fees and expenses of our accountants, attorneys and advisors, the fees of our registrar and transfer agent, the cost of printing this prospectus supplement and the Nasdaq National Market listing fees.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Robert W. Baird & Co. Incorporated for a period of 120 days after the date of this prospectus supplement, except issuances of our common stock pursuant to the exercise of employee stock options outstanding on the date hereof. These restrictions will not apply to:

•	filing a registration statement increasing the number of shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock available for grant or issuance under the terms of a plan in effect on the date we execute the underwriting agreement;

•	issuances of shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options outstanding on the date we execute the underwriting agreement;

•	grants of employee stock options pursuant to the terms of a plan in effect on the date we execute the underwriting agreement and issuances of common stock pursuant to the exercise of those options;

•	issuances of shares of our common stock to our employees pursuant to the terms of a plan in effect on the date we execute the underwriting agreement;

•	filing a registration statement to register shares of our common stock that we may use to make acquisitions; or

•	issuances of shares of our common stock in connection with acquisitions and filing a registration statement to permit the resale of those shares.

        The selling shareholder and our directors and executive officers have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Robert W. Baird & Co. Incorporated for a period of 120 days after the date of this prospectus supplement. These restrictions will not apply to transfers by officers by gift, will or intestacy so long as the transferee agrees not to make further transfers of the shares during the 120-day period.

        Shares of our common stock are traded on the Nasdaq National Market under the symbol “VIVO”.

        We and the selling shareholder have agreed to indemnify the underwriter against liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriter may be required to make in that respect.

        In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids, and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. If the underwriter sells more shares than the underwriter is obligated to purchase, which creates a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

        The selling shareholder may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and any proceeds from the sale of our common stock received by it may be deemed to be underwriting compensation under the Securities Act of 1933. To the extent the selling shareholder may be deemed to be an underwriter, they may be subject to certain statutory liabilities under the Securities Act of 1933, including but not limited to Sections 11 and 12 of the Securities Act of 1933.

LEGAL MATTERS

        The validity of the shares of our common stock offered by this prospectus supplement will be passed upon for us by Keating Muething & Klekamp PLL. Some legal matters will be passed upon for the underwriter by Foley & Lardner LLP.

Prospectus

$60,000,000

Meridian Bioscience, Inc.

Debt Securities, Common Stock, Preferred Stock, Warrants,
Depositary Shares, Stock Purchase Contracts and Stock Purchase Units

Selling Shareholder

1,000,000 Shares of Common Stock

        Meridian Bioscience, Inc. may offer up to $60,000,000 of the securities listed above from time to time. In addition, the selling shareholder may from time to time sell up to 1,000,000 shares of our common stock. We will not receive any proceeds from the sale of common stock by the selling shareholder. This prospectus contains general information about these securities.

        When we or the selling shareholder offers securities, we will provide a prospectus supplement containing the specific terms of that offering. You should read carefully this prospectus and any supplement before you invest.

        This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is October 9, 2003

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	3
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	4
MERIDIAN BIOSCIENCE, INC	5
USE OF PROCEEDS	6
RATIO OF EARNINGS TO FIXED CHARGES	6
DESCRIPTION OF THE SECURITIES WE MAY OFFER	6
DESCRIPTION OF DEBT SECURITIES	8
DESCRIPTION OF COMMON STOCK	14
DESCRIPTION OF PREFERRED STOCK	15
DESCRIPTION OF WARRANTS	17
DESCRIPTION OF DEPOSITARY SHARES	19
DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS	22
PLAN OF DISTRIBUTION	24
LEGAL MATTERS	25
EXPERTS	25

_________________

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $60,000,000. This prospectus provides you with a general description of the securities which may be offered. In addition, the selling shareholder may sell up to 1,000,000 shares of common stock in one or more offerings. Each time securities are offered for sale, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the following heading.

        The registration statement that contains this prospectus (including the exhibits) contains additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC web site or at the SEC offices mentioned below under the following heading.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. Please call the Securities and Exchange Commission at (800) 732-0330 for further information about the Public Reference Room.

        The Securities and Exchange Commission also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov. SEC filings may also be accessed free of charge through our Internet site at www.meridianbioscience.com. Information contained on our website, other than documents specifically incorporated by reference as listed below, is not intended to be incorporated by reference into this prospectus, and you should not consider that information a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are “incorporating by reference” into this prospectus certain information that we file with the Securities and Exchange Commission, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us and our finances.

SEC Filings (File No. 0-14902)	Period
Annual Report on Form 10-K	Year Ended September 30, 2002
Quarterly Reports on Form 10-Q	Quarters Ended December 31, 2002, March 31, 2003 and June 30, 2003
Current Report on Form 8-K	Dated September 24, 2003
Registration Statement on Form 8-A	Filed on August 15, 1986

        All documents that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus to the end of the offering of the securities under this document shall also be deemed to be incorporated herein by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Melissa A. Lueke
Vice President, Chief Financial Officer and Secretary
Meridian Bioscience, Inc.
3471 River Hills Drive
Cincinnati, Ohio 45244
(513) 271-3700

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

        Information contained on our website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus and the prospectus supplement. No one else is authorized to provide you with any other information or any different information. We are not making an offer of securities in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain forward-looking statements regarding our earnings and projected business, among other things. The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this prospectus and the documents incorporated by reference contain forward-looking statements which may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “should” and similar expressions and which also may be identified by their context. Such statements are based upon our current expectations and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation, the following:

•	Our continued growth depends, in part, on our ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by our competition.

•	While we have introduced a number of internally-developed products, there can be no assurance that we will be successful in the future in introducing such products on a timely basis.

•	Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.

•	Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.

•	Changes in the relative strength or weakness of the U.S. dollar can change expected results.

•	One of our main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into our operations.

        We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

MERIDIAN BIOSCIENCE, INC.

        We are a fully integrated life sciences company that develops, manufactures, markets and distributes a broad range of innovative, disposable diagnostic test kits and related diagnostic products used for the rapid diagnosis of infectious diseases. We also offer biopharmaceutical capabilities through our cGMP protein production laboratory at our Viral Antigens subsidiary.

        Our diagnostics products provide accuracy, simplicity and speed, and enable early diagnosis and treatment of common medical conditions such as gastrointestinal, viral, and respiratory infections All of our diagnostics products are used in procedures performed in vitro (outside the body) and enhance patient well-being while reducing total outcome costs of healthcare.

        In addition to the diagnostic business, we are expanding further into the area of life sciences. Through recent acquisitions, we have the technical expertise to enable research efforts of genomics scientists in drug and vaccine development. The expansion into life sciences prompted our decision to change our official name to Meridian Bioscience, Inc. in fiscal 2001.

        Our diagnostic product development strategy is to combine existing technologies with new product designs, both through internal or joint product development, and through product acquisitions, licensing or supply arrangements. Internal and joint product development activities focus on the development or enhancement of immunodiagnostic technologies and applications to simplify, accelerate or increase the accuracy of diagnoses of certain infectious diseases. Since 1990, we have acquired or obtained rights to distribute numerous products and technologies.

        We utilize our resources to serve each of the strategic domestic and international medical markets it has targeted: hospital networks and clinical and hospital laboratories; outpatient clinics, and health maintenance organizations (HMOs); and new markets, including veterinary laboratories and water treatment facilities. We market over 200 products representing four major disease states through a direct sales force in the United States, Italy, France, Belgium and the Netherlands, supplemented by a network of national and international distributors.

        Our principal executive offices are located at 3471 River Hills Drive, Cincinnati, Ohio, 45244, and our telephone number is (513) 271-3700. We maintain our corporate website at www.meridianbioscience.com. Information on our website is not part of this prospectus.

USE OF PROCEEDS

        Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of any securities offered by us for general corporate purposes. Until the net proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in short-term marketable securities. The specific allocations, if any, of the proceeds of any of the securities will be described in the prospectus supplement.

        We will not receive any of the proceeds from the sale of shares of our common stock under this prospectus by the selling shareholder.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Nine Months Ended June 30,		Year Ended September 30,
2003	2002	2002	2001	2000	1999	1998
6.94	5.02	4.82	(1)	4.04	3.13	5.80

(1)	For the year ended September 30, 2001, earnings were inadequate to cover fixed charges by $14,906 on a pre-tax basis.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

General

        We may issue, in one or more offerings, any combination of senior or subordinated debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts and stock purchase units.

        This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. The summary in this prospectus and in any prospectus supplement does not describe every aspect of the securities and is subject to and qualified in its entirety by reference to all applicable provisions of the documents relating to the securities offered. These documents are or will be filed as exhibits to or incorporated by reference in the registration statement.

        In addition, the prospectus supplement will set forth the terms of the offering, the initial public offering price and net proceeds to us. Where applicable, the prospectus supplement will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.

Book-Entry System

        Unless otherwise indicated in a prospectus supplement, the securities we offer will be issued in the form of one or more fully registered global securities. These global securities will be deposited with, or on behalf of, the Depository Trust Company and registered in the name of its nominee. Except as described below, the global securities may be transferred, in whole and not in part, only to DTC or to another nominee of DTC.

        DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a "banking organization" within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in participants’ accounts. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC administers its book-entry system in accordance with its rules and bylaws and legal requirements.

        Upon issuance of a global security representing offered securities, DTC will credit on its book-entry registration and transfer system the principal amount to participants’ accounts. Ownership of beneficial interests in the global security will be limited to participants or to persons that hold interests through participants. Ownership of interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and the participants (with respect to the owners of beneficial interests in the global security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

        So long as DTC (or its nominee), is the registered holder and owner of a global security, DTC (or its nominee) will be considered, for all purposes under the applicable indenture, the sole owner and holder of the related offered securities. Except as described below, owners of beneficial interests in a global security will not:

•	be entitled to have the offered securities registered in their names; or

•	receive or be entitled to receive physical delivery of certificated offered securities in definitive form.

        Each person owning a beneficial interest in a global security must rely on DTC’s procedures (and, if that person holds through a participant, on the participant’s procedures) to exercise any rights of a holder of offered securities under the global security or any applicable indenture, or otherwise. The indentures provide that DTC may grant proxies and otherwise authorize participants to take any action which it (as the holder of a global security) is entitled to take under the indentures or the global security. We understand that under existing industry practice, if we request any action of holders or an owner of a beneficial interest in a global security desires to take any action that DTC (as the holder of the global security) is entitled to take, DTC would authorize the participants to take that action and the participants would authorize their beneficial owners to take the action or would otherwise act upon the instructions of their beneficial owners.

        We will make payments with respect to offered securities represented by a global security to DTC. We expect that DTC, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests. We also expect that payments by participants to owners of beneficial interests in a global security held through them will be governed by standing instructions and customary practices (as is the case with securities held for customers’ accounts in “street name”) and will be the responsibility of the participants. We will not have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security for any securities;

•	maintaining, supervising, or reviewing any records relating to any beneficial ownership interests;

•	any other aspect of the relationship between DTC and its participants; or

•	the relationship between the participants and the owners of beneficial interests in a global security.

        Unless and until they are exchanged in whole or in part for certificated securities in definitive form, the global securities may not be transferred except as a whole by DTC to its nominee or by its nominee to DTC or another nominee.

        The securities of any series represented by a global security may be exchanged for certificated securities in definitive form if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time it ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

•	we decide at any time not to have the securities of that series represented by a global security and so notifies DTC; or

•	in the case of debt securities, an event of default has occurred and is continuing with respect to the debt securities.

        If there is such an exchange, we will issue certificated securities in authorized denominations and registered in such names as DTC directs. Subject to the foregoing, a global security is not exchangeable, except for a global security of the same aggregate denomination to be registered in DTC’s or its nominee’s name.

DESCRIPTION OF DEBT SECURITIES

General

        The debt securities are governed by a document called an “indenture.” An indenture is a contract between Meridian Bioscience and the trustee named in the applicable prospectus supplement, which acts as trustee for the debt securities. There may be more than one trustee under each indenture for different series of debt securities. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Remedies If An Event of Default Occurs.” Second, the trustee may perform administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell, and sending you notices. We anticipate that we will perform these duties with respect to the debt securities.

        The debt securities may be secured or unsecured and may include senior debt securities and subordinated debt securities.

        This section summarizes the general terms of the debt securities we may offer. The prospectus supplement relating to any particular debt securities offered will indicate whether the debt securities are senior debt securities or subordinated debt securities and will describe the specific terms of the debt securities, which may be in addition to or different from the general terms summarized in this section. The summary in this section and in any prospectus supplement does not describe every aspect of the senior or subordinated indenture or the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the indenture and the debt securities. The forms of the indenture and the debt securities are or will be filed as exhibits to or incorporated by reference in the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

        The prospectus supplement relating to any series of debt securities will describe the following specific financial, legal and other terms particular to such series of debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, and the date or dates from which the interest will accrue;

•	the prior price and other terms on which the debt securities may be redeemed, at our option or otherwise;

•	the dates on which interest on the debt securities will be payable and the regular record dates for those interest payment dates;

•	the place or places where the principal of and premium, if any, and interest shall be payable, where the debt securities may be surrendered for transfer or exchange;

•	the date, if any, after which and the price or prices at which the debt securities may, in accordance with any option or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the holder’s option;

•	if other than denominations of $1,000 and any integral multiple thereof, the denomination in which the debt securities will be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon the declaration of acceleration of the maturity of those debt securities;

•	any addition to, or modification or deletion of, any events of default or covenants with respect to the securities;

•	any index or formula used to determine the amount of payment of principal of, premium, if any, and interest on the debt securities;

•	any provision relating to the defeasance of our obligations in connection with the debt securities;

•	any provision regarding exchangeability or conversion of the debt securities into our common stock or other securities;

•	the terms of any transfer, mortgage, pledge or assignment as security for the debt securities;

•	whether any debt securities will be issued in the form of a global security, and, if different than described above under “Description of the Securities We May Offer—Book Entry System,” any circumstances under which a global security may be exchanged for debt securities registered in the names of persons other than the depositary for the global security or its nominee;

•	whether the debt securities are senior or subordinated debt securities;

•	the terms of any guarantee of the securities;

•	any change in the subordination provisions applicable to the subordinated debt securities; and

•	any other material terms of the debt securities.

        The terms of any series of debt securities may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of your debt securities to be described in the prospectus supplement. The prospectus supplement relating to the debt securities will be attached to the front of this prospectus.

        The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by Ohio law.

Events Of Default

General

        You will have special rights if an “event of default” occurs, with respect to any series, and is not cured, as described later in this subsection. Under the indenture, the term “event of default” means any of the following:

•	we do not pay interest on a debt security, in the case of senior debt securities or subordinated debt securities, within 30 days of its due date;

•	we do not pay the principal or any premium on a debt security on its due date;

•	we do not make a sinking fund payment on its due date;

•	we remain in breach of any covenant or warranty described in the indenture for 60 days after we receive a notice stating we are in breach;

•	we do not comply with the provisions of the indenture relating to mergers and consolidations affecting us;

•	we fail to pay an amount of debt (other than the debt securities) totaling more than $25,000,000 or such lesser amount as set forth in a prospectus supplement with respect to a series of debt securities, our obligation to repay is accelerated by our lenders, and this payment obligation remains accelerated for 10 days after we receive notice of default as described in the previous paragraph; or

•	certain events of bankruptcy, insolvency or reorganization of us.

Remedies if an Event of Default Occurs

        If an event of default has occurred and has not been cured, the trustee or the direct holders of 25% in principal amount of the outstanding debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a “declaration of acceleration of maturity.”

        Except in cases of default, where a trustee has some special duties, a trustee is not required to take any action under the indenture at the request of any direct holders unless the direct holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture.

        In general, before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the direct holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	the trustee must not have received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice during the 60 day period after receipt of the above notice.

        However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Modification

        There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval

        First, there are changes that cannot be made to the indentures or your debt securities without your specific approval. Following is a list of those types of changes:

•	change the payment due date of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage in principal amount of debt securities, the consent of whose holders is required to modify or amend the indenture;

•	reduce the percentage in principal amount of debt securities, the consent of whose holders is required to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture.

Changes Requiring a Majority Vote

        The second type of change to the indentures and the debt securities is the kind that requires consent of the holders of a majority in principal amount of the outstanding debt securities of the particular series affected. With a majority vote, the holders may waive past defaults, provided that such defaults are not of the type described previously under “Changes Requiring Your Approval”.

Changes Not Requiring Approval

        The third type of change does not require any vote by direct holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

Consolidation, Merger And Sale Of Assets

        We may consolidate or merge with or into another entity, and we may sell or lease substantially all of our assets to another corporation if the following conditions, among others, are met:

•	where we merge out of existence or sell or lease substantially all our assets, the other entity must be a corporation, partnership or trust organized under the laws of a State or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities; and

•	the merger, sale of assets or other transaction must not cause a default or an event of default on the debt securities.

Form, Exchange, Registration And Transfer

        Generally, we will issue debt securities only in registered global form. However, if specified in the prospectus supplement or in the certain instances described in “Description of the Securities We May Offer – Book-Entry System”, we may issue certificated securities in definitive form.

        You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

        You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another entity or perform this role ourselves. The entity performing the role of maintaining the list of registered direct holders is called the “security registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

        If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment And Paying Agents

        We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “regular record date” and will be stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”

        We may choose to pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. You must make arrangements to have your payments picked up at or wired from the trust office.

        We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents” We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices

        Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

DESCRIPTION OF COMMON STOCK

        The following summary of some provisions of our common stock is not complete. You should refer to our articles of incorporation and regulations, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and applicable law for more information.

General

        Our articles of incorporation provide that we can issue up to 50,000,000 shares of common stock. As of July 31, 2003, we had 14,708,928 shares of common stock outstanding. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders do not have the right to cumulate their votes in the election of directors.

        Holders of our common stock are entitled to share in dividends as declared by our board of directors in its discretion. In the event of our liquidation, each outstanding share of common stock entitles its holder to participate ratably in the assets remaining after payment of liabilities. Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of our stock or any other securities of ours. We do not have any redemption or sinking fund provisions with regard to our common stock. All outstanding shares of common stock are fully paid, valid issued and non-assessable. The vote of holders of 66-2/3% of all outstanding shares of common stock is required to amend our articles of incorporation and to approve mergers, reorganizations, and similar transactions.

Provisions Affecting Business Combinations

        Our articles of incorporation require approval by 66-2/3% of the voting power of disinterested shareholders for any business combination between an interested shareholder and us for five years after such party became an interested shareholder. An interested shareholder is one beneficially owning 15% or more of the voting power. Business combinations include mergers, sales of assets and similar transactions. Our articles of incorporation also require any person who becomes an interested shareholder to offer to purchase all of our voting securities and securities convertible into or constituting warrants or options to purchase our voting securities within 25 days after achieving 15% ownership. The price to be paid would be the higher of the highest price paid by the interested shareholder in acquiring such beneficial ownership or the highest trading price during the 45 day period commencing 70 days prior to the date that such person became an interested shareholder. These provisions are not applicable if the proposed business combination is approved prior to its consummation by a majority of disinterested directors or if the transaction by which a person becomes an interested shareholder is approved at any time prior to that time by a majority of disinterested directors.

        We are also subject to Chapter 1704 of the Ohio Revised Code which prohibits us from entering into transactions with persons owning 10% or more of our outstanding voting power for at least three years after attaining 10% ownership unless the Board of Directors has approved the acquisitions of shares resulting in such ownership. We are also subject to §1701.831 of the Ohio General Corporation Law requiring shareholder approval of acquisitions by persons beyond 20%, 33-1/3% and 50% of our voting power. Ohio Revised Code §1707.043 requires a person or entity making a proposal to acquire control of us to repay us any profits made from trade in our stock within 18 months after making the control proposal.

        These provisions of our articles of incorporation and Ohio law would be important in any attempted takeover of us and could operate, depending on how utilized by the Board of Directors, either to discourage a hostile takeover or to enable the Board to negotiate a higher price than may be initially proposed in any such situation.

DESCRIPTION OF PREFERRED STOCK

        The following briefly summarizes the material terms of the preferred stock that we may offer, other than pricing and related terms disclosed in a prospectus supplement. You should read the particular terms of any series of preferred stock that we offer which we will describe in more detail in any prospectus supplement relating to such series. You should also read the more detailed provisions of our articles of incorporation and the statement with respect to shares relating to each particular series of preferred stock for provisions that may be important to you. The statement with respect to shares relating to each particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

        Our board of directors is authorized to issue up to 1,000,000 shares of preferred stock. Our board of directors can issue shares of preferred stock in one or more series and can specify the following terms for each series:

•	the number of shares;

•	the designation, powers, preferences and rights of the shares; and

•	the qualifications, limitations or restrictions, except as otherwise stated in the articles of incorporation.

        Before issuing any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock, and the resolutions will be filed in a statement with respect to shares as an amendment to the articles of incorporation.

        The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our officers, directors and employees and our subsidiaries pursuant to benefit plans or otherwise. The preferred stock could have the effect of acting as an anti-takeover device to prevent a change in control of us.

        Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

        The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

        Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, the shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

        Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books. Dividends on any series of preferred stock may be cumulative or noncumulative.

        We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

        Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all such series of preferred stock.

        Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of ours ranking junior to the preferred stock unless full dividends on all series of preferred stock have been paid or set apart for payment for:

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

        The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.

Redemption

        If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holders, or may be mandatorily redeemed.

        Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

        Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

        Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including common stock.

        If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

        If we issue voting preferred stock, holders of preferred stock will be entitled to one vote per share on each matter submitted to our shareholders. If we issue non-voting preferred stock, holders of preferred stock will have no voting rights, except as required by applicable law. The prospectus supplement will state the voting rights, if any, applicable to any particular series of preferred stock.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase common stock, debt securities or other securities registered pursuant to this registration statement and described in this prospectus. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. We will issue each series of warrants under a separate warrant agreement that will be entered into between us and a bank or trust company, as warrant agent, and will be described in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes certain general terms and provisions of debt warrants or common stock warrants we may offer. We will set forth further terms of the debt warrants, common stock warrants or warrants to purchase other securities and the applicable warrant agreement in the applicable prospectus supplement.

Debt Warrants

        The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the securities with which such debt warrants are issued and the number of such debt warrants issued with each security;

•	if applicable, the date from and after which such debt warrants and any securities issued therewith will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants which may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered form;

•	information with respect to book-entry procedures, if any;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of certain United States federal income tax considerations;

•	the identity of the warrant agent for the warrants;

•	the antidilution provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrant; and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of such debt warrants.

Common Stock Warrants

        The applicable prospectus supplement will describe the terms of any common stock warrants, including the following:

•	the title of such warrants;

•	the offering price of such warrants;

•	the aggregate number of such warrants;

•	the designation and terms of the common stock issued by us purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date from and after which such warrants and any securities issued therewith will be separately transferable;

•	the number of shares of common stock issued by us purchasable upon exercise of the warrants and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of certain United States federal income tax considerations;

•	the identity of the warrant agent for the warrants; and

•	the antidilution provisions of the warrants, if any.

DESCRIPTION OF DEPOSITARY SHARES

        The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time and which would be important to holders of depositary receipts, other than pricing and related terms which will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the depositary shares or depositary receipts being offered and provide any additional provisions applicable to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to the terms and provisions of the form of deposit agreement filed as an exhibit to the registration statement which contains this prospectus.

Description of Depositary Shares

        We may offer depositary shares evidenced by depositary receipts. Each depositary share represents a fraction or a multiple of a share of a particular series of preferred stock that we issue and deposit with a depositary. The fraction or the multiple of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

        We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company which we will select as our preferred stock depositary. We will name the depositary in the applicable prospectus supplement. Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. These rights include any applicable dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary Receipts

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Withdrawal of Preferred Stock

        Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock.

Dividends and Other Distributions

        The depositary will distribute to record holders of depositary shares any cash dividends or other cash distributions it receives on preferred stock. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

        In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

        The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

        If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed and any accrued and unpaid dividends. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable method as the depositary will decide.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Voting the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. The materials the holders will receive will describe the matters to be voted on and explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. To the extent possible, the depositary will vote the shares as instructed by the holder. We agree to take all reasonable actions that the depositary determines are necessary to enable it to vote as a holder as instructed. The depositary will abstain from voting shares of preferred stock deposited under a deposit agreement if it has not received specific instructions from the holder of the depositary shares representing those shares.

Amendment and Termination of the Deposit Agreement

        We may agree with the depositary to amend the deposit agreement and the form of depositary receipt at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the affected depositary shares then outstanding. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “ — Withdrawal of Preferred Stock”, to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

        The deposit agreement automatically terminates if a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up. We may also terminate the deposit agreement at any time we wish with at least 60 days prior written notice to the depositary. If we do so, the depositary will give notice of termination to the record holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Charges of Depositary and Expenses

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the depositary in connection with the initial deposit of the related series of offered preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the related series of offered preferred stock by holders of the depositary shares and the registration of transfers of title to any depositary shares. However, holders of depositary receipts will pay other taxes and governmental charges and any other charges provided in the deposit agreement to be payable by them.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary as follows:

•	we and the depositary are only liable to the holders of depositary receipts for negligence or willful misconduct; and

•	we and the depositary have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity.

Resignation and Removal of Depositary

        The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Within 60 days after the delivery of the notice of resignation or removal of the depositary, we will appoint a successor depositary.

Reports to Holders

        We will deliver all required reports and communications to holders of the offered preferred stock to the depositary, and it will forward those reports and communications to the holders of depositary shares.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
AND THE STOCK PURCHASE UNITS

        We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock at a future date or dates. The price per share and the number of shares of our common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, either:

•	senior debt securities or subordinated debt securities;

•	shares of preferred stock; or

•	debt obligations of third parties, including U.S. Treasury securities.

        The stock purchase contracts may require us to make periodic payments to the holders thereof or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and, in certain circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

        The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to:

•	the stock purchase contracts;

•	the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units; and

•	if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

SELLING SHAREHOLDER

        The following table sets forth information about the selling shareholder’s beneficial ownership of our common stock as of August 31, 2003 as provided by the selling shareholder and after the sale of the common stock offered by the selling shareholder under this prospectus and the applicable prospectus supplement, assuming all such shares are sold. The selling shareholder has not committed to sell any shares under this prospectus. The numbers presented under “Shares Beneficially Owned After the Offering” assumes that all of the shares offered by the selling shareholder are sold and that the selling shareholder acquires no additional shares of our common stock before the completion of this offering. The selling shareholder may offer all, some or none of the shares of our common stock beneficially owned by him, and there are currently no agreements, arrangements or understandings with respect to the sale or distribution of any of our common stock by the selling shareholder. We will pay all expenses incurred with respect to the registration and sale of his respective common stock except that the selling shareholder will pay all underwriting discounts and commissions related to any shares sold.

	Shares Owned Before Offering			Shares Owned After Offering
Name	No.	Percentage of Our Common Stock Outstanding	Shares Offered	No.	Percentage of Our Common Stock Outstanding
William J. Motto	4,002,146	27.1%	1,000,000	3,002,146	20.4%

PLAN OF DISTRIBUTION

        We or the selling shareholder may sell the securities through underwriters or dealers, directly to one or more purchasers, through agents, through remarketing firms, through direct sales or auctions performed by using the internet or a bidding or ordering system, or through a combination of these methods. The prospectus supplement will include the names of underwriters, dealers, agents or remarketing firms that we or the selling shareholder retains. The prospectus supplement will also include the purchase price of the securities, proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the securities may be listed.

        In some cases, we may also repurchase the securities we issue and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

        The securities we or the selling shareholder distributes by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

        We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

        In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.

        Unless otherwise specified in the related prospectus supplement, each series of the securities that we issue will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

        If dealers are utilized in the sale of the securities, we or the selling shareholder will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

        We or the selling shareholder may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities which may entitle these persons to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Any agreement in which we or the selling shareholder agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

        In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

        Neither we nor the selling shareholder has authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

        Underwriters, dealers and agents may engage in transactions with or perform services for us or the selling shareholder, or be customers of ours, in the ordinary course of business.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio.

EXPERTS

        The financial statements as of September 30, 2002 and for the year ended September 30, 2002 incorporated in this prospectus by reference to the Current Report on Form 8-K dated September 25, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        Our consolidated financial statements as of September 30, 2001 and for the two years then ended, which are incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Arthur Andersen LLP has not consented to the inclusion of their report in the registration statement, and in reliance upon Rule 437a of the Securities Act, we have not filed their consent. Because Arthur Andersen LLP has not consented to the inclusion of their report in the registration statement, it may become more difficult for you to seek remedies against Arthur Andersen LLP in connection with any material misstatement or omission that may be contained in our consolidated financial statements and schedules for such periods. In particular, and without limitation, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omission of a material fact required to be stated in those financial statements.